Exhibit (a)(1)(I)
FORM OF NOTICE TO CERTAIN ELIGIBLE OPTION HOLDERS REGARDING ELECTION FORM

FROM:	Lynn Blodgett

SUBJECT:	Revised Election Form — Stock Option Amendment Program

DATE:	July ___, 2007
     As you know, Affiliated Computer Services Inc. is conducting an offer to amend certain outstanding options, as described in more detail in our Offer to Amend Eligible Options, dated June 18, 2007 (the “Offer to Amend”), a copy of which we have already sent to you. Along with the Offer to Amend, we sent you a personalized election form that included, among other information, a summary of the eligible options that you hold that you may elect to amend pursuant to the terms and conditions of the Offer to Amend.
     We recently determined that the Election Form that we previously sent you does not reflect an accurate account of your eligible options that may be amended pursuant to the Offer to Amend.
     Accordingly, we have enclosed a revised Election Form that sets forth the correct number of eligible options that you currently hold. To accept our offer to amend your eligible options, including with respect to the revised number of eligible options specified in the enclosed Election Form, you must properly follow the instructions contained in the Offer to Amend and you must complete, manually sign and date the enclosed Election Form. Unless extended, we must receive the enclosed Election Form via e-mail to TOAdmin@acs-inc.com or via fax to (214) 584-5388 by 4:00 p.m., Dallas, Texas time, on July 17, 2007.
     Please note that you should use the corrected, enclosed Election Form if you choose to amend any of your options. If you have already submitted the prior Election Form, then you should resubmit the corrected, enclosed Election Form. We apologize for any inconvenience this may have caused.
     Should you have any questions, please contact:

Emma Berry	or	Kim Watson
Sr. Treasury Analyst		Senior Paralegal
Affiliated Computer Services, Inc.		Affiliated Computer Services, Inc.
2828 North Haskell		2828 North Haskell
Dallas, Texas 75204		Dallas, Texas 75204
(214) 841-8356		(214) 841-6286